UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 16, 2005

NITROMED, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50439	22-3159793
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Spring Street Lexington, Massachusetts		02421
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (781) 266-4000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                              Entry into a Material Definitive Agreement.

             On February 16, 2005, NitroMed, Inc. (“NitroMed”) entered into a Supply Agreement (the “Supply Agreement”) with Schwarz Pharma Manufacturing, Inc. (“Schwarz Pharma”).  Pursuant to the terms of the Supply Agreement, NitroMed engaged Schwarz Pharma under a five-year exclusive manufacturing and supply agreement solely for the three times daily immediate release dosage formulation of NitroMed’s BiDil product candidate to treat African Americans diagnosed with heart failure.  Under the Supply Agreement, NitroMed will have the right to engage a backup manufacturer.  The terms of the Supply Agreement provide that it may be terminated by either NitroMed or Schwarz Pharma under specified circumstances, including a material breach of the Supply Agreement by either party, the occurrence of a payment default by NitroMed, NitroMed’s material impairment of the manufacturing licenses that NitroMed has granted to Schwarz Pharma or a failure of Schwarz Pharma to supply conforming products.  In addition, either party may terminate the Supply Agreement in the event that the Food and Drug Administration (the “FDA”) takes any action, the result of which is to permanently prohibit the manufacture, sale or use or the product.

             On December 23, 2004, NitroMed resubmitted an amended new drug application for BiDil to the FDA.  On February 3, 2005, the FDA accepted NitroMed’s new drug application resubmission as a complete class 2 resubmission, which means that under the Prescription Drug User Fee Act, FDA review of the resubmission is expected to be completed within six months of the date resubmission was received, or June 23, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2005	NITROMED, INC.

	By:	/s/ Lawrence E. Bloch
Lawrence E. Bloch, M.D., J.D.
Chief Financial Officer, Chief Business Officer, Secretary and Treasurer